Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262207

PROSPECTUS SUPPLEMENT No. 5
(to prospectus dated August 16, 2022)

Vertical Aerospace Ltd.

240,154,769 ORDINARY SHARES

4,000,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus contained in our Post-effective Amendment No. 2 to our Registration Statement on Form F-1 (Registration Statement No. 333-262207), effective as of August 15, 2022 (as supplemented or amended from time to time, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on January 27, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and public warrants are listed on the New York Stock Exchange (“NYSE”) under the symbol “EVTL.” On January 26, 2023, the last reported sale price of our ordinary shares as reported on the NYSE was $2.12 per share. Our public warrants are listed on the NYSE under the symbol “EVTLW.” On January 26, 2023, the last reported sale price of our public warrants as reported on NYSE was $0.28 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 27, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2023

Commission File Number: 001-41169

Vertical Aerospace Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Unit 1 Camwal Court, Chapel Street

Bristol BS2 0UW

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒           Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Officer Changes

On January 26, 2023, the Board of Directors (the “Board”) of Vertical Aerospace Ltd. (the “Company”) appointed John Martin as Chief Financial Officer of the Company and designated Mr. Martin as the Company's principal financial officer, each with effect from February 20, 2023, succeeding Vincent Casey in such roles. On January 26, 2023, Mr. Casey notified the Board of his resignation as the Chief Financial Officer of the Company, effective as of February 20, 2023.

On January 27, 2023, the Company issued a press release announcing Mr. Martin’s appointment, a copy of which is furnished herewith as Exhibit 99.1 to this Report on Form 6-K.

Director Changes

Mr. Casey will continue to serve on the Company’s Board as a non-executive director.

On January 26, 2023, Michael Cervenka notified the Board of his resignation as a member of the Board, effective as of that date. Mr. Cervenka will continue to serve on the Company’s leadership team as Chief Technology Officer.

Forward-Looking Statements

Certain statements in this Report of Foreign Private Issuer on Form 6-K (the "Form 6-K") constitute “forward-looking” statements and information, within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 that relate to our current expectations and views of future events, including, without limitation, statements regarding anticipated management and Board changes. These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the Company’s limited operating history, the Company’s history of losses and the expectation to incur significant expenses and continuing losses for the foreseeable future, the Company’s dependence on senior management team and other highly skilled personnel, and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2022, as such factors may be updated from time to time in Vertical’s other filings with the SEC. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Vertical Aerospace Ltd. dated January 27, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Aerospace Ltd.

Date: January 27, 2023	By:	/s/ Vincent Casey
Vincent Casey
Chief Financial Officer

Exhibit 99.1

Vertical Aerospace strengthens leadership team with

appointment of senior executive John Martin as Chief Financial Officer

•	John brings thirty years’ experience of senior executive roles in large, international companies, most recently as CEO of Ferguson plc (formerly Wolseley plc), the FTSE 100 distribution business

•	John has served as CFO of Wolseley plc, Hays plc and Travelex Group, and is currently non-executive director of Ocado Group plc

London, UK; New York, USA – 27 January 2023 Vertical Aerospace (Vertical) [NYSE: EVTL], a global aerospace and technology company that is pioneering zero-emissions aviation, today announces it has strengthened its executive leadership team with the appointment of John Martin as Chief Financial Officer (CFO). John joins Vertical after a successful thirty year career in senior operational and financial management roles of large, international businesses. John takes up the role at Vertical on 20 February 2023.

John contributed significantly to building profitability and generating shareholder value for several prominent businesses, helping transform them into high-growth market leaders, including FTSE 100 Ferguson plc (formerly Wolseley plc), FTSE 250 Hays plc and the private Travelex Group. John’s significant experience in strategic development and driving excellence in operational performance will allow him to provide unique support for Vertical's Founder & CEO, Stephen Fitzpatrick, in scaling the company through certification and industrialisation.

John is a Chartered Accountant and earlier in his career was Group Controller of The Stationary Office Group upon its privatisation in 1996, having earlier spent nine years at Arthur Andersen. John also served briefly as Chair of Countryside Properties plc. John currently serves as an independent non-executive director of Ocado Group plc, a market leading technology and robotics business, and member of the FTSE 100.

This announcement follows the resignation of Vinny Casey as Vertical’s CFO, effective 20 February 2023. Vinny will remain on Vertical’s Board as a non-executive director, and returns to OVO Energy, a leading independent UK energy supplier. As part of the evolution of the Vertical Board, Michael Cervenka has stepped down from the Board, effective from 26 January 2023, and has a new role in the business as Chief Technology Officer, focused on building Vertical’s future engineering and technology pipelines, as well as continuing to lead strategic supply chain partner activities.

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-Ends-

About Vertical Aerospace

Vertical Aerospace is pioneering electric aviation. The company was founded in 2016 by Stephen Fitzpatrick, an established entrepreneur best known as the founder of the Ovo Group, a leading energy and technology group and Europe’s largest independent energy retailer. Vertical has focused on building the most experienced and senior team in the eVTOL industry, who have over 1,700 combined years of engineering experience, and have certified and supported over 30 different civil and military aircraft and propulsion systems.

Vertical’s top-tier partner ecosystem is expected to de-risk operational execution and its pathway to certification allows for a lean cost structure and enables production at scale. Vertical has a market-leading pre-order book by value for more than 1,400 aircraft from global customers creating multiple potential near term and actionable routes to market. Customers include American Airlines, Virgin Atlantic, Avolon, Bristow, Marubeni, Iberojet and FLYINGGROUP, as well as Japan Airlines (JAL), Gol, Air Greenland, Gozen Holding and AirAsia, through Avolon’s VX4 placements.

Having been issued with its Permit to Fly from the UK’s Civil Aviation Authority in September 2022, Vertical’s VX4 prototype has successfully undertaken piloted flight tests. The flight test programme will continue over the coming months, reaching higher altitudes and speeds, as well as demonstrating the transition from vertical to horizontal flight.

Vertical’s ordinary shares and warrants commenced trading on the NYSE in December 2021 under the tickers “EVTL” and “EVTLW,” respectively.

About the VX4 eVTOL Aircraft

The VX4 is projected to be capable of transporting a pilot and up to four passengers, traveling distances of 100 miles, and achieving top speeds of over 200 miles per hour, while producing minimal noise and zero operating emissions. The VX4 is expected to open up advanced air mobility to a whole new range of passengers and transform how we travel. Find out more: vertical-aerospace.com

Vertical Media Kit

Available here

For more information:

Vertical Media

Harry Roxburgh

nepeanverticalteam@nepean.co.uk

+44 7814 372 664

Vertical Investors

Eduardo Royes

investors@vertical-aerospace.com

+1 646 200 8871

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding Mr Martin’s impact on Vertical’s executive leadership team as its Chief Financial Officer, expectations surrounding pre-orders and commitments, the features and capabilities of the VX4, certification and the commercialization of the VX4 and related timelines, the transition towards a net-zero emissions economy, expected financial performance and operational performance , as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate,” “will,” “aim,” “potential,” “continue,” “are likely to” and similar statements of a future or forward-looking nature. Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation: Vertical’s limited operating history without manufactured non-prototype aircraft or completed eVTOL aircraft customer order; Vertical’s history of losses and the expectation to incur significant expenses and continuing losses for the foreseeable future; the market for eVTOL aircraft being in a relatively early stage; the potential inability of Vertical to produce or launch aircraft in the volumes and on timelines projected; the potential inability of Vertical to obtain the necessary certifications on the timelines projected; any accidents or incidents involving eVTOL aircraft could harm Vertical’s business; Vertical’s dependence on partners and suppliers for the components in its aircraft and for operational needs; the potential that certain of Vertical’s strategic partnerships may not materialize into long-term partnership arrangements; pre-orders Vertical has received for its aircraft are conditional and may be terminated at any time in writing prior to certain specified dates; any potential failure by Vertical to effectively manage its growth; the impact of COVID-19 on Vertical’s business; Vertical has identified material weaknesses in its internal controls over financial reporting and may be unable to remediate the material weaknesses; Vertical’s dependence on our senior management team and other highly skilled personnel; as a foreign private issuer Vertical follows certain home country corporate governance rules, is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2022, as such factors may be updated from time to time in Vertical’s other filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. Vertical disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.